June 8, 2020 Pieris Pharmaceuticals Announces Virtual 2020 Annual Meeting of Stockholders BOSTON, MA / ACCESSWIRE / June 8, 2020 / Pieris Pharmaceuticals, Inc. (NASDAQ:PIRS), a clinical-stage biotechnology company advancing novel biotherapeutics through its proprietary Anticalin® technology platform for respiratory, cancer, and other diseases, announced today that due to the public health impact of the COVID-19 pandemic and to support the health and well-being of its stockholders, the 2020 Annual Meeting, scheduled for June 23, 2020 at 8:00 am Eastern Time, will be held in a virtual format only. An in-person meeting will not be held this year. To attend and participate in the Annual Meeting, stockholders of record as of the close of business on April 24, 2020 may visit www.virtualshareholdermeeting.com/PIRS2020 and use the 16-digit control number received in their proxy notice to log into this website. Stockholders will have the opportunity to vote and ask questions during the Annual Meeting by following the instructions available on the meeting website. For stockholders who have already voted, no action is required. Stockholders may log into the website 15 minutes prior to the meeting start time. A support line will also be available during the Annual Meeting should stockholders require assistance. Digital copies of the Company's proxy statement and 2019 Annual Report are available on the Company's website at www.pieris.com, and will also be available on the webcast. Whether or not stockholders plan to attend the Annual Meeting, Pieris urges stockholders to select one of the methods described in the proxy materials to vote and submit their proxies in advance of the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote stockholder shares in connection with the Annual Meeting. About Pieris Pharmaceuticals Pieris is a clinical-stage biotechnology company that discovers and develops Anticalin protein-based drugs to target validated disease pathways in a unique and transformative way. Our pipeline includes inhalable Anticalin proteins to treat respiratory diseases and immune-oncology multi-specifics tailored for the tumor microenvironment. Proprietary to Pieris, Anticalin proteins are a novel class of therapeutics validated in the clinic and by partnerships with leading pharmaceutical companies. Anticalin® is a registered trademark of Pieris. For more information, visit www.pieris.com. Forward-Looking Statements

Statements contained herein that relate to the Company's 2020 annual meeting of stockholders are forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or phrases such as "will be," "will," "may" or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, many of which are beyond our control. Among the factors that could cause the Company's 2020 annual meeting logistical arrangements to change include: general business and economic conditions; imposition of restrictive governmental regulations implemented to address public health concerns; or operational delays or difficulties because of the novel coronavirus or similar diseases, or uncertainty regarding the same. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Pieris Investor Relations Contact: Maria Kelman Director of Investor Relations +1 857 362 9635 kelman@pieris.com SOURCE: Pieris Pharmaceuticals, Inc. View source version on accesswire.com: https://www.accesswire.com/593154/Pieris-Pharmaceuticals-Announces-Virtual-2020- Annual-Meeting-of-Stockholders